Exhibit 3.51

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                          MARINETTE MARINE CORPORATION

          These Amended and Restated Articles of Incorporation supersede and take the place of the existing articles of incorporation of Marinette Marine Corporation and all amendments thereto.

          ARTICLE 1. The name of the Corporation shall be Marinette Marine Corporation.

          ARTICLE 2. The period of its duration is perpetual.

          ARTICLE 3. The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

          ARTICLE 4.

               Section 1. Capital Stock. The Corporation has the authority to issue the following classes and shares of stock.

               1.1 Common Stock. Forty thousand (40,000) shares of $10 par value common stock.

               1.2 Preferred Stock. Fifty thousand (50,000) shares of $45 par value preferred stock.

               Section 2. Issuance. The Capital Stock of the Corporation may be issued by the Corporation for such consideration in excess of par value as shall be fixed from time to time by the Board of Directors. When the consideration thus fixed has been received by the Corporation in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation, such shares shall be deemed fully paid and not liable for further call or assessment thereon.

               Section 3. Voting Rights.

               3.1 Each share of common stock issued and outstanding shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of the shareholders.

               3.2 Except as hereinafter provided, the preferred shares, voting as a class, shall be entitled to elect one member of the Board of Directors irrespective of the total number of directors as may be fixed from time to time. In the event any quarterly dividend on preferred shares has not been paid in full, the preferred shares, voting as a class shall be entitled to elect the minimum number of directors comprising a majority of the Board of Directors and any holder or holders of 10 percent or more of the preferred shares shall be entitled to call a special meeting of shareholders for the purpose of conducting an election of directors. In the event of such default, each share

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          of preferred stock issued and outstanding shall also be entitled to one (1) vote on each matter, other than the election of directors, submitted to a vote at a meeting of the shareholders.

               Section 4. Preference, Limitations and Relative Rights of Each Class of Capital Stock.

               4.1 Dividends. Effective October 1, 1974, the holders of Preferred Stock shall be entitled to receive dividends thereon at the rate of $2.25 per share per annum. Such dividends shall be payable quarterly on or before the first day of March, June, September and December for the preceding quarter. Dividends on preferred stock shall be cumulative from year to year and no dividends, other than stock dividends, shall be paid, or other distributions made on shares of Common Stock unless dividends, both cumulative and those owing in the year of distribution on Preferred Stock, have been declared and paid. For the period ending September 30, 1974, a dividend on Preferred Stock in the amount of $0.675 per share shall be paid and thereupon all dividend arrearages to such date shall be extinguished.

               4.2 Dissolution or Liquidation. In the event of a dissolution or liquidation of the Corporation, the holders of Preferred Stock shall be entitled to receive the par value of their Preferred Stock before any assets of the Corporation shall be paid or distributed to the holders of Common Stock. The holders of the Preferred Stock shall not be entitled to participate in any distribution of the profits, assets or capital stock of the Corporation either in money, property or stock, except as herein provided.

               4.3 Conversion. Shares of Preferred Stock shall not be entitled to any conversion privileges.

               4.4 Redemption.

                    (a) Shares of Preferred Stock shall be subject to redemption at the option of the Corporation at any time, or from time to time, five years after the issuance thereof.

                    (b) If any preferred shares are redeemed on or before
               December 31, 1979, such shares shall be redeemed at a price equal to twelve (12) times the annual dividend amount plus five percent (5%) thereof as a premium thereon, together with unpaid dividends if any. Subsequent to December 31, 1979, the preferred shares shall be callable without the five percent (5%) premium.

                    (c) If less than all of the shares of Preferred Stock shall be so redeemed the Board of Directors shall have full power and discretion to select the particular preferred shares to be redeemed and its decision shall be final and binding.
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                    (d) Notice of such redemption, specifying the time and place thereof, shall be mailed not less than thirty days prior to the date on which such redemption is to take place to the holders of record of the Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of the Corporation. Any defect in the mailing thereof shall not affect the validity of the redemption or the proceedings for the redemption of any shares of the Preferred Stock so to be redeemed.

                    (e) Such notice of redemption having been mailed, if on or before the redemption date fixed in said notice, the funds necessary for such redemption shall have been deposited in trust, with a bank having trust powers or a trust company in good standing, organized under the laws of the United States of America or of the State of Wisconsin, doing business in the State of Wisconsin, having capital surplus and undivided profits aggregating not less than $1,000,000, and designated in such notice of redemption for the account of holders of the Preferred Stock to be redeemed, so as to be available therefor, then on and after the date so fixed for redemption the shares called for redemption shall no longer be deemed to be outstanding for any purpose whatsoever, and all rights with respect to such shares shall forthwith cease and terminate, except only the right of holders thereof to receive from such bank or trust company, at any time within six (6) years after such deposit, the redemption price of such shares so to be redeemed, and all declared but unpaid dividends (without interest), upon surrender of the certificates representing the same. Any money deposited with such bank or trust company for the redemption of Preferred Stock and not applied to such redemption within six (6) years after such deposit shall be released from all further liability with respect to such stock and the holder of any such shares called for redemption shall thereafter look only to the Corporation for the payment therefor.

                    (f) Shares of Preferred Stock which are redeemed shall be
               cancelled and shall be restored to authorized but unissued shares of Preferred Stock of the Corporation.

          ARTICLE 5. The Board of Directors of the Corporation shall have as many directors as the Board shall determine, not to exceed nine directors.

          ARTICLE 6. The address of the registered office is Marinette Marine Corporation, Marinette, Wisconsin 54143, and the name of the registered agent at this office is Roger Derusha.